FOR IMMEDIATE RELEASE	NEWS
May 15, 2024	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports First Quarter 2024 Financial and Operating Results

MIDLAND, Texas May 15, 2024 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology and services to the energy industry, today announced financial results for the three months ended March 31, 2024.

First Quarter 2024 Highlights
•Rental revenue of $33.7 million, an increase of 48% when compared to the first quarter of 2023 and 7% when compared to the fourth quarter of 2023.
•Net income of $5.1 million, or $0.41 per basic share, as compared to a net income of $0.4 million, or $0.03 per basic share in the first quarter of 2023 and net income of $1.7 million, or $0.14 per basic share in the fourth quarter of 2023.
•Adjusted EBITDA of $16.9 million, compared to $7.8 million in the first quarter of 2023 and $16.3 million in the fourth quarter of 2023. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
“The first quarter of 2024 continued our string of strong results,” said Justin Jacobs, Chief Executive Officer. “Our first quarter rental revenue of $33.7 million, rental adjusted margin of $20.6 million, and rental adjusted gross margin percentage of 61.1% are sequential increases over the historic performance of the fourth quarter of 2023. We believe this continued strong performance offers further validation of our high horsepower strategy for new units, while also driving the increase in our outlook for 2024 adjusted EBITDA. Our overall industry outlook, particularly for compression related to crude oil production, remains positive, and we believe we can capitalize on additional growth opportunities while maintaining a prudent level of leverage. I want to thank the entire NGS team for another great quarter of results."

Revenue: Total revenue for the three months ended March 31, 2024 increased 38.6% to $36.9 million from $26.6 million for the three months ended March 31, 2023. This increase was due primarily to an increase in rental revenues. Rental revenue increased 48.5% to $33.7 million in the first quarter of 2024 from $22.7 million in the first quarter of 2023 due to the addition of higher horsepower packages and pricing improvements. As of March 31, 2024, we had 1,245 rented units (444,220 horsepower) compared to 1,245 rented units (335,314 horsepower) as of March 31, 2023, reflecting a 32.5% increase in total utilized horsepower. Sequentially, total revenue increased to $36.9 million in the first quarter of 2024 compared to $36.2 million in the fourth quarter of 2023 due to a 7% increase in rental revenues.

Gross Margins: Total gross margins, including depreciation increased to $14.2 million for the three months ended March 31, 2024, compared to $5.1 million for the same period in 2023 and $13.3 million for the three months ended December 31, 2023. Total adjusted gross margin, exclusive of depreciation, for the three months ended March 31, 2024, increased to $21.1 million compared to $11.1 million for the three months ended March 31, 2023 and $20.3 million for the fourth quarter of 2023. These increases are primarily attributable to increased rental revenues and a continuation of our relatively high rental adjusted gross margin.

Operating Income: Operating income for the three months ended March 31, 2024 was $9.3 million compared to operating income of $0.4 million for the three months ended March 31, 2023 and operating income of $4.4 million during the fourth quarter of 2023.

Net Income: Net income for the three months ended March 31, 2024, was $5.1 million, or $0.41 per basic share compared to a net income of $0.4 million or $0.03 per basic share for the three months ended March 31, 2023. The increase in net income during the first quarter of 2024 was mainly due to increased rental revenue and rental gross margin. Sequentially, net income was $1.7 million or $0.14 per basic share during the fourth quarter of 2023. This sequential improvement of $3.4 million was primarily due to higher rental revenue and impairment costs related to inventory that were recorded in the fourth quarter of 2023.

Adjusted EBITDA: Adjusted EBITDA increased 116.8% to $16.9 million for the three months ended March 31, 2024, from $7.8 million for the same period in 2023. This increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, adjusted EBITDA increased 3.6% to $16.9 million for the three months ended March 31, 2024, compared to adjusted EBITDA of $16.3 million for the three months ended December 31, 2023.

Cash flows: At March 31, 2024, cash and cash equivalents were approximately $5.2 million, while working capital was $54.4 million. For the three months of 2024, cash flows from operating activities were $5.6 million, while cash flows used in investing activities was $10.9 million. Cash flow used in investing activities included $10.9 million in capital expenditures.

Debt: Outstanding debt on our revolving credit facility as of March 31, 2024 was $172 million. Our leverage ratio at March 31, 2024 was 2.57 and our fixed charge coverage ratio was 3.41. The company is in compliance with all terms, conditions and covenants of the credit agreement.

2024 Updated Outlook

NGS’s full year 2024 Outlook is as follows:

FY 2024 Outlook
Adjusted EBITDA	$61 million - $67 million
New Unit Capital Expenditures	$40 million - $50 million
Maintenance Capital Expenditures	$8 million - $11 million
Target Return on Invested Capital	At least 20%

Our current outlook for 2024 Fiscal Year adjusted EBITDA is a range of $61 million to $67 million, an increase from our previously announced outlook of $58 million to $65 million. We have maintained our outlook range for 2024 new unit capital expenditures of $40 million to $50 million for now, as we continue to review our capital plan. Consistent with the previous outlook, approximately $15 million of the new unit capital expenditures relates to holdover from the 2023 new unit plan. We have also added outlook related to maintenance capital expenditures to aid investors in their understanding of our cash flows. Our target return on invested capital remains unchanged.

Selected data: The tables below show, the three months ended March 31, 2024 and 2023, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended
	March 31, 2024		March 31, 2023
	($ in 000)	% of rev	($ in 000)	% of rev
Rental	$33,734	91%	$22,723	86%
Sales	2,503	7%	2,992	11%
Aftermarket services	670	2%	905	3%
Total	$36,907		$26,620

	Revenue
	Three months ended
	March 31, 2024		December 31, 2023
	($ in 000)	% of rev	($ in 000)	% of rev
Rental	$33,734	91%	$31,626	87%
Sales	2,503	7%	2,921	8%
Aftermarket services	670	2%	1,674	5%
Total	$36,907		$36,221

	Gross Margin
	Three months ended March 31,
	2024		2023
	($ in 000)	% margin	($ in 000)	% margin
Rental	$13,761	41%	$5,137	23%
Sales	253	10%	(312)	(10)%
Aftermarket services	163	24%	289	32%
Total	$14,177	38%	$5,114	19%

	Gross Margin
	Three months ended
	March 31, 2024		December 31, 2023
	($ in 000)	% margin	($ in 000)	% margin
Rental	$13,761	41%	$12,368	39%
Sales	253	10%	553	19%
Aftermarket services	163	24%	419	25%
Total	$14,177	38%	$13,340	37%

	Adjusted Gross Margin (1)
	Three months ended March 31,
	2024		2023
	( $ in 000)	% margin	( $ in 000)	% margin
Rental	$20,620	61%	$11,078	49%
Sales	323	13%	(245)	(8)%
Aftermarket services	170	25%	296	33%
Total	$21,113	57%	$11,129	42%

	Adjusted Gross Margin (1)
	Three months ended
	March 31, 2024		December 31, 2023
	( $ in 000)	% margin	( $ in 000)	% margin
Rental	$20,620	61%	$19,199	61%
Sales	323	13%	620	21%
Aftermarket services	170	25%	440	26%
Total	$21,113	57%	$20,259	56%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the Company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another Company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended March 31,
	2024	2023
	(in thousands)
Total revenue	$36,907	$26,620
Costs of revenue, exclusive of depreciation	(15,794)	(15,491)
Depreciation allocable to costs of revenue	(6,936)	(6,014)
Gross margin	14,177	5,115
Depreciation allocable to costs of revenue	6,936	6,014
Adjusted Gross Margin	$21,113	$11,129

	Three months ended
	March 31, 2024	December 31, 2023
	(in thousands)
Total revenue	$36,907	$36,221
Costs of revenue, exclusive of depreciation	(15,794)	(15,962)
Depreciation allocable to costs of revenue	(6,936)	(6,919)
Gross margin	14,177	13,340
Depreciation allocable to costs of revenue	6,936	6,919
Adjusted Gross Margin	$21,113	$20,259

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment expenses, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended March 31,
	2024	2023
	(in thousands)
Net income	$5,098	$370
Interest expense	2,935	—
Income tax expense (benefit)	1,479	150
Depreciation and amortization	7,087	6,165
Non-cash stock compensation expense	274	487
Severance expenses	—	612
Retirement of rental equipment	5	—
Adjusted EBITDA	$16,878	$7,784

	Three months ended
	March 31, 2024	December 31, 2023
	(in thousands)
Net income	$5,098	$1,702
Interest expense	2,935	2,297
Income tax expense (benefit)	1,479	431
Depreciation and amortization	7,087	7,160
Non-cash stock compensation expense	274	228
Inventory allowance	—	3,965
Retirement of rental equipment	5	505
Adjusted EBITDA	$16,878	$16,288

Conference Call Details: The Company will host a conference call to review first-quarter financial results on Thursday, May 16, 2024 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.

While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) achieving increased utilization of assets, including rental fleet utilization and unlocking other non-cash balance sheet assets; (ii) failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition; (iii) inability to finance capital expenditures; (iv) adverse changes in customer, employee or supplier relationships; (v) adverse regional and national economic and financial market conditions, including in our key operating areas; (vi) impacts of world events, including pandemics; the financial condition of the Company’s customers and failure of significant customers to perform their contractual obligations; (vii) the Company’s ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations; and (viii) failure to achieve accretive financial results in connection with any acquisitions the Company may make.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 ir@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$5,239	$2,746
Trade accounts receivable, net of allowance for doubtful accounts of $933 and $823, respectively	42,341	39,186
Inventory, net of allowance for obsolescence of $2,836	18,811	21,639
Federal income tax receivable	11,512	11,538
Prepaid expenses and other	938	1,162
Total current assets	78,841	76,271
Long-term inventory, net of allowance for obsolescence of $1,168	879	701
Rental equipment, net of accumulated depreciation of $197,780 and $191,745, respectively	377,999	373,649
Property and equipment, net of accumulated depreciation of $18,061 and $17,649, respectively	20,071	20,550
Intangibles, net of accumulated amortization of $2,415 and $2,384, respectively	744	775
Other assets	7,642	6,783
Total assets	$486,176	$478,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,431	$17,628
Accrued liabilities	11,995	15,085
Total current liabilities	24,426	32,713
Long-term debt	172,000	164,000
Deferred income tax liability	43,092	41,636
Other long-term liabilities	5,392	4,486
Total liabilities	244,910	242,835
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,694 and 13,688 shares issued, respectively	137	137
Additional paid-in capital	116,754	116,480
Retained earnings	139,379	134,281
Treasury shares, at cost, 1,310 shares	(15,004)	(15,004)
Total stockholders' equity	241,266	235,894
Total liabilities and stockholders' equity	$486,176	$478,729

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2024	2023
Revenue:
Rental income	$33,734	$22,723
Sales	2,503	2,992
Aftermarket services	670	905
Total revenue	36,907	26,620
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	13,114	11,645
Cost of sales, exclusive of depreciation stated separately below	2,180	3,237
Cost of aftermarket services, exclusive of depreciation stated separately below	500	609
Selling, general and administrative expenses	4,702	4,562
Depreciation and amortization	7,087	6,165
Retirement of rental equipment	5	—
Total operating costs and expenses	27,588	26,218
Operating income	9,319	402
Other income (expense):
Interest expense	(2,935)	—
Other income, net	193	118
Total other income (expense), net	(2,742)	118
Income before provision for income taxes	6,577	520
Income tax benefit (expense)	(1,479)	(150)
Net income (loss)	$5,098	$370
Earnings (loss) per share:
Basic	$0.41	$0.03
Diluted	$0.41	$0.03
Weighted average shares outstanding:
Basic	12,380	12,213
Diluted	12,465	12,354

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended
	March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,098	$370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,087	6,165
Amortization of debt issuance costs	150	52
Deferred income tax expense	1,456	148
Stock-based compensation	274	487
Bad debt allowance	110	48
Gain on sale of assets	—	(25)
Retirement of rental equipment	5	—
Loss (gain) on company owned life insurance	(184)	(18)
Changes in operating assets and liabilities:
Trade accounts receivables	(3,265)	(351)
Inventory	2,650	(986)
Prepaid expenses and prepaid income taxes	250	497
Accounts payable and accrued liabilities	(7,962)	11,574
Deferred income	(418)	77
Other	358	184
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,609	18,222
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(10,932)	(47,792)
Purchase of company owned life insurance	(9)	(50)
NET CASH USED IN INVESTING ACTIVITIES	(10,941)	(47,842)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	8,000	36,011
Payments of other long-term liabilities, net	(175)	(36)
Payments of debt issuance cost	—	(2,131)
Taxes paid related to net share settlement of equity awards	—	(184)
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,825	33,660
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,493	4,040
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,746	3,372
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,239	$7,412
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6,220	$855
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$708
Right of use asset acquired through a finance lease	$532	$—